Exhibit 99.1

Albany International Reports Third-Quarter Results

Third-Quarter Financial Highlights

  Net sales were $179.9 million, a decrease of 1.8 percent compared to Q3 2013.
  Adjusted EBITDA for Q3 2014 was $33.5 million, compared to $31.9 million in Q3 2013 (see Tables 6 and 7).
  Q3 2014 income attributable to the Company was $0.37 per share. Earnings were reduced by restructuring charges of $0.02 and income tax adjustments of $0.01, and were increased by foreign currency revaluation gains of $0.08 and an insurance-recovery gain of $0.01 (see Table 10).
  Q3 2013 income attributable to the Company was $0.15 per share. Earnings were reduced by restructuring charges of $0.04 and foreign currency revaluation losses of $0.06, and were increased by income tax adjustments of $0.01 (see Table 11).

ROCHESTER, N.H.--(BUSINESS WIRE)--November 3, 2014--Albany International Corp. (NYSE:AIN) reported Q3 2014 income attributable to the Company of $11.8 million, including charges of $0.3 million for income tax adjustments. Income attributable to the Company in Q3 2013 was $4.7 million, including favorable income tax adjustments of $0.5 million.

Income before taxes in Q3 2014 was $18.5 million, including restructuring charges of $0.9 million and gains of $4.1 million from foreign currency revaluation and $0.2 million from an insurance recovery. Income before taxes in Q3 2013 was $7.1 million, including restructuring charges of $2.3 million and foreign currency revaluation losses of $3.3 million.

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1
				Impact of	Percent
	Net Sales			Changes	Change
	Three Months ended			in Currency	excluding
	September 30,		Percent	Translation	Currency
(in thousands)	2014	2013	Change	Rates	Rate Effect
Machine Clothing (MC)	$157,891	$162,864	-3.1%	($937)	-2.5%
Albany Engineered Composites (AEC)	21,970	20,283	8.3%	-	8.3%
Total	$179,861	$183,147	-1.8%	($937)	-1.3%

The year-over-year decline in third-quarter MC sales was primarily attributable to lower sales in the Americas. The increase in AEC sales reflects growth in the LEAP and JSF LiftFan® programs.

Q3 2014 gross profit was $68.6 million, or 38.2 percent of net sales, compared to $68.0 million, or 37.1 percent of net sales, in the same period of 2013. MC gross profit margin increased from 41.6 percent in Q3 2013 to 41.9 percent in Q3 2014; AEC gross profit margin improved from 5.2 percent to 13.0 percent, principally due to improvements in profitability at the Company’s Boerne, Texas, operation.

Selling, technical, general, and research (STG&R) expenses were $48.5 million, or 27.0 percent of net sales, in the third quarter of 2014, including income of $2.2 million related to the revaluation of nonfunctional-currency assets and liabilities. In Q3 2013, STG&R expenses were $52.5 million, or 28.7 percent of net sales, including losses of $1.3 million related to the revaluation of nonfunctional-currency assets and liabilities.

The following table presents expenses associated with internally funded research and development by segment:

Table 2
	Research and development
	expenses by segment
	Three Months ended
	September 30,
(in thousands)	2014	2013
Machine Clothing	$4,510	$4,142
Albany Engineered Composites	3,593	2,874
Corporate expenses	159	402
Total	$8,262	$7,418

The following table summarizes third-quarter operating income by segment:

Table 3
	Operating Income/(loss)
	Three Months ended
	September 30,
(in thousands)	2014	2013
Machine Clothing	$33,308	$27,910
Albany Engineered Composites	(2,765)	(3,951)
Corporate expenses	(11,385)	(10,704)
Total	$19,158	$13,255

Segment operating income was affected by restructuring and currency revaluation as shown in Table 4 below. Restructuring expense was principally related to the ongoing costs associated with the restructuring in France.

Table 4
	Expenses/(gain) in Q3 2014		Expenses/(gain) in Q3 2013
	resulting from		resulting from

(in thousands)	Restructuring	Revaluation	Restructuring	Revaluation
Machine Clothing	$968	($2,308)	$2,250	$1,328
Albany Engineered Composites	(49)	135	6	-
Corporate expenses	-	1	-	-
Total	$919	($2,172)	$2,256	$1,328

Q3 2014 Other income/expense, net, was income of $1.9 million, including gains related to the revaluation of nonfunctional-currency balances of $1.9 million, and an insurance-recovery gain of $0.2 million related to the finalization of a claim for weather damage to the Company’s MC manufacturing facility in Germany. Q3 2013 Other income/expense, net, was expense of $2.7 million, including losses related to the revaluation of nonfunctional-currency balances of $2.0 million and $0.5 million of expenses associated with the creation of Albany Safran Composites.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 5
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	September 30,
(in thousands)	2014	2013
Operating income	$2,172	($1,328)
Other income/(expense), net	1,916	(1,975)
Total	$4,088	($3,303)

The Company’s income tax rate, excluding tax adjustments, was 34.9 percent for Q3 2014, compared to 41.0 percent for the same period of 2013. Discrete tax charges and changes in the estimated income tax rate increased income tax expense by $0.3 million in 2014, and decreased tax expense by $0.5 million in 2013.

The following tables summarize Adjusted EBITDA:

Table 6
Three Months ended September 30, 2014 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$33,308	($2,765)	($18,769)	$11,774
Interest expense, net	-	-	2,486	2,486
Income tax expense	-	-	6,762	6,762
Depreciation and amortization	11,060	2,607	2,069	15,736
EBITDA	44,368	(158)	(7,452)	36,758
Restructuring and other, net	968	(49)	-	919
Foreign currency revaluation (gains)/losses	(2,308)	135	(1,915)	(4,088)
Gain on insurance recovery	-	-	(165)	(165)
Pretax loss attributable to noncontrolling interest in ASC	-	77	-	77
Adjusted EBITDA	$43,028	$ 5	($9,532)	$33,501

Table 7
Three Months ended September 30, 2013 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$27,910	($3,951)	($19,261)	$4,698
Interest expense, net	-	-	3,484	3,484
Income tax expense	-	-	2,381	2,381
Depreciation and amortization	11,404	2,299	2,094	15,797
EBITDA	39,314	(1,652)	(11,302)	26,360
Restructuring and other, net	2,250	6	-	2,256
Foreign currency revaluation (gains)/losses	1,328	-	1,975	3,303
Adjusted EBITDA	$42,892	($1,646)	($9,327)	$31,919

Capital spending for equipment and software was $18.9 million for Q3 2014, bringing the year-to-date total to $46.6 million, which includes $24.1 million for the Engineered Composites business. Depreciation and amortization was $15.7 million for Q3 2014 and $47.7 million for the first nine months of 2014.

CFO Comments

CFO and Treasurer John Cozzolino commented, “In Q3, total debt declined marginally to $284 million and the Company’s leverage ratio, as defined in our primary debt agreements, decreased to 1.46. Net debt (total debt less cash) increased $10 million to $88 million (see Table 15), as total cash of $195 million, mostly held outside of the U.S., was negatively affected by about $7 million due to unfavorable changes in foreign currency rates as compared to the end of Q2. Capital expenditures through the first nine months of the year totaled almost $47 million, and we continue to expect full-year spending of $60 to $70 million. Cash paid for income taxes was about $5 million during the quarter and $14 million through the end of September. Cash taxes for the full year are expected to total about $18 million.

“The Company continues to look at ways to de-risk its global pension obligations. In September, certain participants of the U.S. pension plan were notified of a limited-time opportunity whereby they could elect to receive the value of their pension benefit in a lump-sum payment. All lump-sum payments will be funded from pension plan assets and are expected to be made before the end of the year. As a result of this initiative and depending on the number of participants that elect the lump-sum payment, the Company expects to record a non-cash settlement charge of approximately $5 million to $10 million in Q4.”

CEO Comments

President and Chief Executive Officer Joe Morone said, “Even though Adjusted EBITDA improved by 5 percent against the same period last year and AEC performed well on all fronts, Q3 2014 fell short of our expectations due to lower-than-expected sales in MC in the Americas. We do not believe that this Q3 shortfall is indicative of any new structural change in the MC market or our business, and we expect good year-over-year performance in Q4 for both MC and AEC.

“For the most part, MC performed as expected. Sales and margins were seasonally soft during the summer months, and sales were again flat in Europe and Asia. The most notable development in the quarter was the successful conclusion of contract negotiations with Europe’s two largest papermakers. Despite strong price pressures, we were able to hold our position, with no significant impact on revenue, thanks to recognition by our customers of our superior performance and technology.

“The shortfall in MC sales came in the Americas, where compared to a year ago, the market for publication grades of paper was down sharply, negatively impacting our sales to machines supplying these grades. As we have discussed on numerous occasions, we are underexposed to these publication grades in the Americas, and our long-term goal of maintaining steady cash flow in this business assumes that growth in the North American packaging and tissue grades, along with growth in South America, will offset the inevitable structural declines in the North American publication grades. In Q3, the packaging and tissue markets performed more or less as expected, but in South America we were hurt by the weakening economy in Brazil. Even though our competitive position remained very strong, sales in South America dropped by over 10 percent compared to Q3 2013. This decline, in what is ordinarily a key growth market for us, combined with the soft publication market in North America, was the main reason for the shortfall in Q3 MC sales.

“Despite the lower-than-expected sales, Q3 Adjusted EBITDA for the MC segment held steady compared to Q3 2013, and Q3 orders and shipment activity at the end of the quarter were strong. For these reasons, we expect Q4 MC sales to be comparable to Q4 2013, and Q4 MC Adjusted EBITDA to outperform Q4 2013. We continue to expect full-year Adjusted EBITDA to be comparable to last year and continue to view global economic conditions as the primary risk factor in this business.

“AEC performed well on all fronts. Adjusted EBITDA was at breakeven compared to a loss of $1.6 million last year. The LEAP engine test program is proceeding well; LEAP engine orders have now climbed to over 7,700; and we continue to make steady progress toward the ramp-up that begins when LEAP enters into service in the second half of 2016. Our development activities in aerospace continue to advance across a range of applications for engines and airframes as we expand our engagement with existing and potential new customers. And, based on encouraging results from market research, design studies, simulation, and testing, we have decided to accelerate our efforts to break into the high-end of the automotive industry and have begun to significantly expand this R&D activity.

“Our outlook for AEC is for a strong fourth quarter, as our second LEAP plant, located in Commercy, France, begins to come online. We continue to expect full-year AEC sales to be roughly 10 percent ahead of full-year 2013 sales.

“In sum, even though Adjusted EBITDA improved by 5 percent compared to a year ago, Q3 fell short of our expectations mainly due to soft MC sales in the Americas. As for Q4, we expect both businesses to outperform Q4 2013. We continue to expect full-year MC Adjusted EBITDA to be comparable to last year, and full-year AEC sales to be roughly 10 percent ahead of full-year 2013 sales.”

The Company plans a webcast to discuss third-quarter 2014 financial results on Tuesday, November 4, 2014, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 20 plants in 11 countries, employs 4,100 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, sales excluding currency effects, income tax rate excluding adjustments, net debt, net income attributable to the Company, excluding adjustments (on an absolute and per-share basis), and certain income and expense items on a per-share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. All non-GAAP financial measures in this release relate to the Company’s continuing operations.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its income tax rate, exclusive of income tax adjustments, by removing income tax adjustments from total Income tax expense, then dividing that result by Income before income taxes. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization, and Income or loss from Discontinued Operations. Adjusted EBITDA is calculated by adding to EBITDA, costs associated with restructuring and pension settlement charges, adding or subtracting revaluation losses or gains, subtracting building sale and insurance-recovery gains, and subtracting Income attributable to the noncontrolling interest in Albany Safran Composites (ASC). The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, and building sale and insurance-recovery gains have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per-share amount for items included in continuing operations by using the effective tax rate utilized in that reporting period and the weighted average number of shares outstanding for each period.

Table 8
Nine Months ended September 30, 2014 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$103,329	($9,785)	($59,900)	$33,644
Interest expense, net	-	-	8,121	8,121
Income tax expense	-	-	21,435	21,435
Depreciation and amortization	34,069	7,382	6,290	47,741
EBITDA	137,398	(2,403)	(24,054)	110,941
Restructuring and other, net	3,127	931	-	4,058
Foreign currency revaluation (gains)/losses	(1,806)	234	(3,815)	(5,387)
Gain on insurance recovery	-	-	(1,126)	(1,126)
Pretax loss attributable to noncontrolling interest in ASC	-	63	-	63
Adjusted EBITDA	$138,719	($1,175)	($28,995)	$108,549

Table 9
Nine Months ended September 30, 2013 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$80,287	($13,032)	($58,425)	$8,830
Loss from discontinued operations	-	-	351	351
Interest expense, net	-	-	11,056	11,056
Income tax expense	-	-	6,386	6,386
Depreciation and amortization	35,083	6,094	6,575	47,752
EBITDA	115,370	(6,938)	(34,057)	74,375
Restructuring and other, net	26,673	540	-	27,213
Foreign currency revaluation (gains)/losses	133	-	3,882	4,015
Gain on sale of former manufacturing facility	-	-	(3,763)	(3,763)
Adjusted EBITDA	$142,176	($6,398)	($33,938)	$101,840

Table 10 Three Months ended September 30, 2014
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net	$919	$321	$598	$0.02
Foreign currency revaluation gains	4,088	1,427	2,661	0.08
Gain on insurance recovery	165	-	165	0.01
Net discrete income tax charge	-	536	536	0.02
Favorable effect of change in income tax rate	-	243	243	0.01

Table 11 Three Months ended September 30, 2013
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net	$2,256	$925	$1,331	$0.04
Foreign currency revaluation losses	3,303	1,354	1,949	0.06
Net discrete income tax benefit	-	691	691	0.02
Unfavorable effect of change in income tax rate	-	170	170	0.01

Table 12 Nine Months ended September 30, 2014
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net	$4,058	$1,449	$2,609	$0.08
Foreign currency revaluation gains	5,387	1,896	3,491	0.11
Gain on insurance recovery	1,126	-	1,126	0.04
Net discrete income tax charge	-	2,209	2,209	0.07

Table 13 Nine Months ended September 30, 2013
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net	$27,213	$10,626	16,587	$0.52
Foreign currency revaluation losses	4,015	1,668	2,347	0.07
Gain on sale of former manufacturing facility	3,763	1,279	2,484	0.08
Net discrete income tax charge	-	4	4	0.00

The following table contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 14
	Three Months ended		Nine Months ended
	September 30,		September 30,
Per share amounts (Basic)	2014	2013	2014	2013
Net income attributable to the Company, as reported	$0.37	$0.15	$1.06	$0.28
Adjustments:
Loss on discontinued operations	-	-	-	0.01
Restructuring charges	0.02	0.04	0.08	0.52
Discrete tax charges and effect of change in income tax rate	0.01	(0.01)	0.07	-
Foreign currency revaluation (gains)/ losses	(0.08)	0.06	(0.11)	0.07
Gain on insurance recovery	(0.01)	-	(0.04)	-
Gain on the sale of a former manufacturing facility	-	-	-	(0.08)
Net income attributable to the Company, excluding adjustments	$0.31	$0.24	$1.06	$0.80

The following table contains the calculation of net debt:

Table 15
(in thousands)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011
Notes and loans payable	$551	$692	$797	$625	$586	$424
Current maturities of long-term debt	15	1,265	2,514	3,764	83,276	1,263
Long-term debt	283,100	283,104	299,108	300,111	235,877	373,125
Total debt	283,666	285,061	302,419	304,500	319,739	374,812
Cash	195,461	206,836	208,379	222,666	190,718	118,909
Net debt	$88,205	$78,225	$94,040	$81,834	$129,021	$255,903

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about economic and paper industry trends and conditions during 2014 and in future years; sales, EBITDA, Adjusted EBITDA and operating income expectations in 2014 and in future periods in each of the Company’s businesses and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and AEC sales growth potential; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; and future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,

2014	2013		2014	2013

$179,861	$183,147	Net sales	$553,686	$567,775
111,242	115,146	Cost of goods sold	334,915	349,572

68,619	68,001	Gross profit	218,771	218,203
33,618	39,143	Selling, general, and administrative expenses	112,787	117,690
14,924	13,347	Technical, product engineering, and research expenses	43,190	41,040
919	2,256	Restructuring and other, net	4,058	27,213

19,158	13,255	Operating income	58,736	32,260
2,486	3,484	Interest expense, net	8,121	11,056
(1,864)	2,692	Other (income)/expenses, net	(4,464)	5,637

18,536	7,079	Income before income taxes	55,079	15,567
6,762	2,381	Income tax expense	21,435	6,386

11,774	4,698	Income from continuing operations	33,644	9,181

-	-	Loss from operations of discontinued business	-	(575)
-	-	Income tax benefit on discontinued operations	-	(224)
-	-	Loss from discontinued operations	-	(351)
11,774	4,698	Net income	33,644	8,830
(38)	-	Net loss attributable to the noncontrolling interest	(8)	-
$11,812	$4,698	Net income attributable to the Company	$33,652	$8,830

		Earnings per share attributable to Company shareholders - Basic
$0.37	$0.15	Income from continuing operations	$1.06	$0.29
0.00	0.00	Discontinued operations	0.00	(0.01)
$0.37	$0.15	Net income attributable to the Company	$1.06	$0.28

		Earnings per share attributable to Company shareholders - Diluted
$0.37	$0.15	Income from continuing operations	$1.05	$0.29
0.00	0.00	Discontinued operations	0.00	(0.01)
$0.37	$0.15	Net income attributable to the Company	$1.05	$0.28

		Shares of the Company used in computing earnings per share:
31,848	31,719	Basic	31,822	31,615
31,946	31,841	Diluted	31,924	31,744

$0.16	$0.15	Dividends per share	$0.47	$0.44

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$195,461	$222,666
Accounts receivable, net	147,483	163,547
Inventories	121,592	112,739
Deferred income taxes	13,666	13,873
Prepaid expenses and other current assets	9,238	9,659
Total current assets	487,440	522,484

Property, plant and equipment, net	408,096	418,830
Intangibles	443	616
Goodwill	74,022	78,890
Income taxes receivable and deferred	110,609	119,612
Other assets	31,331	26,456
Total assets	$1,111,941	$1,166,888

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$551	$625
Accounts payable	32,211	36,397
Accrued liabilities	100,809	112,331
Current maturities of long-term debt	15	3,764
Income taxes payable and deferred	5,898	5,391
Total current liabilities	139,484	158,508

Long-term debt	283,100	300,111
Other noncurrent liabilities	96,991	106,014
Deferred taxes and other credits	52,895	54,476
Total liabilities	572,470	619,109

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
37,076,689 in 2014 and 36,997,277 in 2013	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,235,048 in 2014 and 2013	3	3
Additional paid in capital	418,546	416,728
Retained earnings	453,286	434,598
Accumulated items of other comprehensive income:
Translation adjustments	(30,841)	(138)
Pension and postretirement liability adjustments	(46,964)	(48,383)
Derivative valuation adjustment	(634)	(977)
Treasury stock (Class A), at cost 8,459,498 shares
in 2014 and 8,463,635 in 2013	(257,481)	(257,571)
Total Company shareholders' equity	535,952	544,297
Noncontrolling interest	3,519	3,482
Total equity	539,471	547,779
Total liabilities and shareholders' equity	$1,111,941	$1,166,888

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,

2014	2013		2014	2013
		OPERATING ACTIVITIES
$11,774	$4,698	Net income	$33,644	$8,830

		Adjustments to reconcile net income to net cash provided by operating activities:
13,737	14,230	Depreciation	42,120	42,868
1,999	1,567	Amortization	5,621	4,884
(2,637)	(283)	Change in long-term liabilities, deferred taxes and other credits	95	(4,274)
557	264	Provision for write-off of property, plant and equipment	1,286	329
-	-	Gain on disposition or involuntary conversion of assets	(961)	(3,763)
(16)	(420)	Excess tax benefit of options exercised	(161)	(944)
213	287	Compensation and benefits paid or payable in Class A Common Stock	1,160	(887)

		Changes in operating assets and liabilities that provide/(use) cash, net of business divestitures:
(4,368)	5,759	Accounts receivable	9,929	(479)
(1,279)	290	Inventories	(12,238)	(240)
661	327	Prepaid expenses and other current assets	275	(1,706)
100	129	Income taxes prepaid and receivable	114	309
(2,128)	4,516	Accounts payable	(2,867)	3,924
4,414	4,076	Accrued liabilities	(8,265)	25,005
1,819	(4,101)	Income taxes payable	760	(8,978)
(2,383)	(593)	Other, net	(6,512)	(1,824)
22,463	30,746	Net cash provided by operating activities	64,000	63,054

		INVESTING ACTIVITIES
(18,704)	(18,378)	Purchases of property, plant and equipment	(46,106)	(46,186)
(189)	(728)	Purchased software	(504)	(1,376)
-	-	Proceeds from sale or involuntary conversion of assets	961	6,268
-	13,000	Proceeds from sale of discontinued operations, net of expenses	-	13,000
(18,893)	(6,106)	Net cash used in investing activities	(45,649)	(28,294)

		FINANCING ACTIVITIES
5,420	5,271	Proceeds from borrowings	10,090	57,176
(6,815)	(18,562)	Principal payments on debt	(30,924)	(69,221)
223	1,661	Proceeds from options exercised	610	4,629
16	420	Excess tax benefit of options exercised	161	944
-	-	Debt acquisition costs	-	(1,639)
(5,094)	(4,747)	Dividends paid	(14,633)	(9,170)
(6,250)	(15,957)	Net cash used in financing activities	(34,696)	(17,281)

(8,695)	6,805	Effect of exchange rate changes on cash and cash equivalents	(10,860)	4,612

(11,375)	15,488	(Decrease)/increase in cash and cash equivalents	(27,205)	22,091
206,836	197,321	Cash and cash equivalents at beginning of period	222,666	190,718
$195,461	$212,809	Cash and cash equivalents at end of period	$195,461	$212,809

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Susan Siegel, 603-330-5866
susan.siegel@albint.com